UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: September 2, 2010

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 3, 2010, Nautilus, Inc., a Washington corporation (the “Company”), entered into a Note Purchase Agreement (the “Purchase Agreement”) by and among the Company and certain entities (collectively, the “Purchasers”) under common control of Sherborne Investors GP, LLC and its affiliates (collectively “Sherborne”). Sherborne is the Company’s largest shareholder and is controlled by Edward J. Bramson, the Company’s Chairman and Chief Executive Officer, and Craig L. McKibben, a member of the Company’s Board of Directors.

Pursuant to the Purchase Agreement, the Company issued to the Purchasers $6,096,996.21 in aggregate principal amount at maturity of its Increasing Rate Senior Discount Notes Due December 31, 2012 (the “Notes”). The Notes have an original principal amount totaling $5,000,000 and mature on December 31, 2012. The then outstanding principal amount of the Notes accretes value at rates equal to (i) 2.5% per annum from September 3, 2010 through February 28, 2011; (ii) 6.0% per annum from March 1, 2011 through August 31, 2011; (iii) 9.5% per annum from September 1, 2011 through February 29, 2012; (iv) 13.0% per annum from March 1, 2012 through August 31, 2012; and (v) 14.5% per annum thereafter. The Company will receive gross proceeds from the sale of the Notes of $5,000,000. The proceeds will be used for working capital and general corporate purposes. If all the Notes are paid at maturity, the effective rate of interest is 8.7% per annum.

Pursuant to a Subordination Agreement (the “Subordination Agreement”) dated September 3, 2010, by and among the Company, the Purchasers and Bank of the West, a California state chartered bank (“Bank of the West”), the obligations under the Notes are subordinated to the Company’s existing senior credit facility with Bank of the West (the “Credit Facility”). The Company must cause any future domestic subsidiaries to provide guarantees of the obligations under the Notes. The guarantees are unsecured and subordinated to any guaranty of the Credit Facility pursuant to the Subordination Agreement.

The Company makes certain representations and warranties to the Purchasers pursuant to the Purchase Agreement. Additionally, the Purchase Agreement includes certain negative covenants, including restrictions on the incurrence of additional indebtedness, liens, liquidation of assets, capital expenditures, changes in the Company’s business operations and change of control transactions. The Purchase Agreement includes customary events of default, including nonpayment, insolvency breach of warranty or covenant, cross-default of the Credit Facility, material adverse changes, and other events. Upon the occurrence of an event of default the Purchasers may declare all outstanding obligations under the Notes to be due and payable. The accretion rate of the Notes is increased by 2% per annum during the continuance of an event of default. The Company has agreed to indemnify Sherborne for losses or liabilities arising out of the transactions contemplated by the Purchase Agreement.

The Notes are transferrable without restriction and may be redeemed at any time, in whole or in part, at the option of the Company at a price equal to the accreted value of the Notes as of the redemption date. However, pursuant to the Subordination Agreement, the Notes may be prepaid only if the Company’s adjusted continuing business EBITDA for the prior four quarters exceeds $5 million for two consecutive quarters. A change in control of the Company will cause mandatory redemption of the Notes at a redemption price equal to the accreted value of the Notes as of the redemption date.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information required under this Item is disclosed under Item 1.01.

Item 5.05 Waiver of a Provision of the Code of Ethics.

At a meeting of the Company’s Board of Directors held on September 2, 2010, the Company granted a waiver of a provision of the Company’s Code of Business Conduct and Ethics to the extent that Mr. Bramson’s control of and interest in the Purchasers of the Notes may constitute a “conflict of interest” within the meaning of the Company’s Code of Business Conduct and Ethics.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC. (Registrant)

September 3, 2010	By:	/S/ KENNETH L. FISH
(Date)		Kenneth L. Fish, Chief Financial Officer